EXHIBIT 99

NEWS RELEASE

Release Date:  Feb. 23, 1994

Contact:       Lois Leach, 303-793-6355

        U S WEST LEGAL SETTLEMENT TRIGGERS STOCK ISSUANCE

     ENGLEWOOD, CO. -- U S WEST (NYSE: USW) today announced that it expects to issue up to an estimated 5.6 million shares of common stock, at $38.38 per share, in settlement of a class action lawsuit initially filed in December 1991 against the company and other individuals. The company will issue the shares directly to participating class members, without using underwriters.

     U S WEST denied the allegations in the suit, but agreed to settle to avoid costly, time-consuming litigation and to serve the best interests of shareholders, customers and employees.

     The settlement was approved by the U.S. District Court in Denver last November. It offered eligible class members the right to purchase shares of U S WEST stock at a 3 percent discount and with no brokerage fees. The $38.38 price represents the average of today's high and low trading prices of U S WEST common stock on the New York Stock Exchange ($39.56), minus the 3 percent discount.

     Class members who chose to participate were required to tender amounts pursuant to the rights offering by yesterday. Based on the dollar amounts tendered at yesterday's close of business, U S WEST estimates that 5.6 million is the maximum number of shares that can potentially be issued through this offering. This maximum amount is only an estimate, since tabulation of payments is not final.

     This offering is unrelated to U S WEST's November 1993 equity offering, in which 22 million shares were issued to the public through underwriters.

     U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. Its major subsidiary, U S WEST
Communications, provides services to 25 million customers in 14 western and midwestern states.

                               ###

     NOTE:  COPIES OF THE PROSPECTUS WILL BE DISTRIBUTED BY
            U S WEST TO PARTICIPATING CLASS MEMBERS.